Kewaunee Scientific Corporation
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of October 18, 2017 (the “Effective Date”), by and between Bhoopathy Sathymurthy (“Executive”) and Kewaunee Labway India Pvt. Ltd., a Bengaluru, India entity (the “Company,” together with Executive, the “Parties”). Each company or other trade or business that “controls,” is “controlled by,” or is “under common control with,” the Company within the meaning of Rule 405 of Regulation C under the U.S. Securities Act of 1933, as amended (including Kewaunee Scientific Corporation, a Delaware corporation (“KEQU”)), is an “Affiliate.”
This Agreement is being made because the Company desires to continue to employ Executive on the terms and conditions set forth herein and Executive desires to continue to be employed by the Company on such terms and conditions. Therefore, in consideration of the mutual covenants, promises, and obligations set forth in this Agreement, the Parties agree as follows:
1. Term. Executive’s employment under this Agreement will be effective as of the Effective Date and will continue until terminated pursuant to Section 6. The period during which Executive is employed by the Company hereunder is the “Term.”
2. Positions and Duties.
2.1 Positions. During the Term, Executive will serve as: (a) Managing Director of the Company; (b) Managing Director of Kewaunee Scientific Corporation India Pvt. Ltd., a Bengaluru, India entity; (c) Vice President of Kewaunee Scientific Corporation Singapore Pte. Ltd., a Singapore entity; and (d) advisor to Koncepo Scientech International Private Limited (“Koncepo”), reporting for each position to the Chief Executive Officer of KEQU (the “KEQU CEO”) and the Company’s Board of Directors (the “Board”). In these positions, Executive will have such duties, authority, and responsibilities as determined from time to time by the KEQU CEO or the Board, which duties, authority, and responsibilities will be consistent with Executive’s positions. Executive will, if requested, also serve as an officer or director of any Affiliate, in each case for no additional compensation.
2.2 Duties. During the Term, Executive will devote all of his business time and attention to the performance of his duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board.
3. Place of Performance. The principal place of Executive’s employment will be the Company’s principal executive office, currently located in Bengaluru, India. Executive may be required to travel substantially on Company business during the Term.
4. Compensation.
4.1 Salary. The Company will pay Executive a gross annual salary on a cost-tocompany basis of the Indian Rupee equivalent of US$167,104, payable in monthly installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. Executive’s gross annual salary will be reviewed at least annually by the Board and the Board may, but will not be required to, increase the gross annual salary during the Term. Executive’s gross annual salary, as in effect from time to time, is hereinafter referred to as the “Salary.”
4.2 Annual Bonus.
(a) For each fiscal year of the Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, Executive’s target Annual Bonus opportunity will be equal to 35% of Salary (the “Target Bonus”), and will be payable based on the achievement of corporate and individual performance goals established by the Board; provided that, depending on results, Executive’s actual Annual Bonus may be higher or lower than the Target Bonus, as determined by the Board.
(b) The Annual Bonus, if any, will be paid within two and a half months after the end of the applicable fiscal year.
(c) The Annual Bonus will be subject to the terms of any Company or Affiliate annual bonus plan under which it may be granted.
(d) In order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on (and notice of employment termination must not have been provided before) the date that the Annual Bonus is paid.
(e) The maximum amount of the Annual Bonus for any fiscal year will be 52.5% of Salary.
4.3 Employee Benefits. During the Term, Executive will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of the Employee Benefit Plans and applicable law.
4.4 Business Expenses. Executive will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
4.5 Clawback. Notwithstanding any other provision in this Agreement, any compensation paid to Executive pursuant to this Agreement or otherwise by the Company or any Affiliate that is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company or any Affiliate pursuant to any such law, government regulation, or stock exchange listing requirement).
5. Company Policies:
5.1 Executive will be bound by all policies and procedures of the Company and the Affiliates (including those contained in any applicable employee handbook) as may be drafted, revised, amended, or updated from time to time by the Company or any Affiliate.
5.2 Executive may be entitled to receive certain compensation under the Employees’ Compensation Act, 1923 (if applicable) if any personal injury is caused to Executive by way of an accident arising out of and in the course of Executive’s employment with the Company, unless the payment obligation is covered by the insurance policies taken by the Company or an Affiliate on Executive’s behalf.
5.3 The Company provides for maternity benefits to eligible employees in accordance with the Maternity Benefit Act, 1961 (as applicable). Executive acknowledges that the Company has established, and has made and will continue to make available to Executive, policies that offer further information regarding such Act.
6. Termination of Employment. The Term and Executive’s employment hereunder may be terminated by either Party at any time and for any reason. Upon termination of Executive’s employment during the Term, Executive will be entitled to the compensation and benefits described in this Section 6 and will have no further rights to any compensation or any other benefits under this Agreement from the Company or any Affiliate.

6.1 For Cause or without Good Reason.

(a) Executive’s employment hereunder may be terminated by the Company for Cause, or by Executive without Good Reason. If such a termination occurs, Executive will be entitled to receive the following “Accrued Benefits”:
(i) any accrued but unpaid Salary and accrued but unused leaves, which will be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures;
(ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which will be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iii) such employee benefits, if any, to which Executive may be entitled under the Employee Benefit Plans as of the Termination Date; provided that, in no event will Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
(b) “Cause” means (i) the commission of any act by Executive constituting financial dishonesty against the Company or any Affiliate (which act would be chargeable as a crime under applicable law); (ii) Executive’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality, or harassment that would
(A) materially adversely affect the business or the reputation of the Company or any Affiliate with their respective current or prospective customers, suppliers, lenders, or other third parties with whom such entity does or might do business or (B) expose the Company or any Affiliate to a risk of civil or criminal legal damages, liabilities, or penalties; (iii) the repeated failure by Executive to follow the directives of the KEQU CEO, the Board, or any of their delegates; (iv) any material misconduct, violation of the Company’s or an Affiliate’s policies, or willful and deliberate non-performance of duty by Executive in connection with the business affairs of the Company or any Affiliate; or
(v) any violation by Executive of (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar state, local, or foreign law or regulation, (B) any applicable federal, state, or local anti-corruption law or regulation, or (C) any applicable federal, state, or local anti-bribery law or regulation. A termination for Cause will be deemed to include a determination by the Company or any Affiliate following Executive’s termination that circumstances existing prior to the termination would have entitled the Company to have terminated Executive’s employment for Cause. All rights Executive has or may have under this Agreement will be suspended automatically during the pendency of any investigation by the Company or any Affiliate, or during any negotiations between the Parties, regarding any actual or alleged act or omission by Executive of the type described in this definition of Cause.
(c) “Good Reason” means any of the following actions if taken without Executive’s prior consent: (i) any material failure by the Company to pay Executive his Salary; (ii) a substantial reduction or diminution in Executive’s titles, responsibilities, or duties, except in accordance with this Agreement; or (iii) any relocation of Executive’s principal place of business of 30 miles or more; provided that, in each case, not more than 30 days following the occurrence of the event Executive provides written notice to the Company containing (A) Executive’s belief that Good Reason exists and (B) a description of the circumstances believed to constitute Good Reason; and provided, further, that if the circumstances may reasonably be remedied, the Company will have 30 days following receipt of notice to Executive to effect such remedy. If the circumstances are not remedied within that 30-day period, Executive will be permitted to terminate for Good Reason during the 30-day period that ends on the earlier of (1) the end of the Company’s 30-day cure period and (2) the delivery of written notice from the Company that it does not intend to cure such circumstances. In the event that Executive does not terminate during such period, Executive will be deemed to have accepted such circumstances and will no longer be permitted to terminate for Good Reason due to those circumstances.
6.2 Without Cause or for Good Reason. The Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Company without Cause. If such a termination occurs, Executive will be entitled to receive the Accrued Benefits and, subject to Executive’s compliance with Section 7, Section 8, Section 9, and Section 10 and his execution of a release of claims in favor of the Company, all of the Affiliates, and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 52 days following the Termination Date (such 52-day period, the “Release Execution Period”), Executive will be entitled to receive the following:
(a) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to one times the sum of Executive’s Salary and Target Bonus for the year in which the Termination Date occurs, which will begin within 60 days following the Termination Date.
6.3 Death or Disability.
(a) Executive’s employment hereunder will terminate automatically upon Executive’s death during the Term, and the Company may terminate Executive’s employment on account of Executive’s Disability. If such a termination occurs, Executive (or Executive’s estate and/or beneficiaries, as the case may be) will be entitled to receive the Accrued Benefits and, subject to Executive’s compliance with Section 7, Section 8, Section 9, and Section 10 and his execution of a Release and the Release becoming effective during the Release Execution Period, Executive will be entitled to receive a lump sum payment equal to the product of: (A) Executive’s Target Bonus for the year in which the Termination Date occurs and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year in which the Termination Date occurs and the denominator of which is the number of days in such year, which will be paid within 60 days following the Termination Date.
(b) Notwithstanding any other provision in this Agreement, all payments made in connection with Executive’s Disability will be provided in a manner consistent with federal and state law.
(c) “Disability” means Executive is unable to perform each of the essential duties of his position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months.

6.4 Notice of Termination. Any termination of Executive’s employment hereunder by either Party during the Term (other than termination due to Executive’s death) must be communicated by written notice of termination (“Notice of Termination”). The Notice of Termination must specify:
(a) The termination provision of this Agreement relied upon;
(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and
(c) The applicable Termination Date.

6.5 Termination Date. Executive’s “Termination Date” will be:
(a) If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;
(b) If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;
(c) If the Company terminates Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;
(d) If the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination; and
(e) If Executive terminates his employment hereunder with or without Good Reason, the date specified in the Notice of Termination.

6.6 Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned upon the Termination Date from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company and all of the Affiliates.

1.
Cooperation. Certain matters in which Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, Executive will cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company will make reasonable efforts to minimize disruption of Executive’s other activities. The Company will reimburse Executive for reasonable expenses incurred in connection with such cooperation.

2.	Confidential Information. Executive understands and acknowledges that during the Term, he will have access to and learn about Confidential Information.

8.1 Confidential Information Defined.
(a) Definition. “Confidential Information” includes all information not generally known to the public in spoken, printed, electronic, or any other form or medium relating directly or indirectly to business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, workin-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any Affiliate or any existing or prospective customer, supplier, investor, or other associated third party of the Company or any Affiliate, or of any other person or entity that has entrusted information to the Company or any Affiliate in confidence.
Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information does not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

(b) Company Creation and Use of Confidential Information. Executive understands and acknowledges that the Company and the Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating customer bases, generating customer and potential customer lists, training their employees, and improving their offerings in the field of design, manufacture, and installation of laboratory, healthcare, and technical furniture products and services. Executive understands and acknowledges that as a result of these efforts, the Company and the Affiliates have created, and continue to use and create, Confidential Information. This Confidential Information provides the Company and the Affiliates with a competitive advantage over others in the marketplace.
(c) Disclosure and Use Restrictions. Executive will, during the course of employment and at all times after the Termination Date: (i) treat all Confidential Information as strictly confidential; (ii) not directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or any Affiliate) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company or an Affiliate and, in any event, not to anyone outside of the direct employ of the Company or an Affiliate except as required in the performance of Executive’s authorized employment duties to the Company acting on behalf of the Company (and then, such disclosure will be made only within the limits and to the extent of such duties); and (iii) not access or use any Confidential Information, and not copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company or any Affiliate, except as required in the performance of Executive’s authorized employment duties to the Company acting on behalf of the Company (and then, such disclosure will be made only within the limits and to the extent of such duties). Nothing herein will be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive will promptly provide written notice of any such order to the Board.

9. Restrictive Covenants.
9.1 Acknowledgement. Executive understands that the nature of Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company and the Affiliates. Executive understands and acknowledges that the services he provides to the Company and the Affiliates are unique, special, or extraordinary. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company and the Affiliates is of great competitive importance and commercial value to the Company and the Affiliates, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.
9.2 Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, during the Term and for the six months, to run consecutively, beginning on the last day of Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of Executive or the Company, Executive will not engage in Prohibited Activity within Asia. “Prohibited Activity” is activity in which Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, shareholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company or any Affiliate, including those engaged in the business of the design, manufacture, and installation of laboratory, healthcare, and technical furniture products or services. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.
This Section 9 does not in any way restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive must promptly provide written notice of any such order to the Board.
9.3 Non-Solicitation of Employees. Executive will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or any Affiliate during the Term and for the two years, to run consecutively, beginning on the last day of Executive’s employment with the Company.
9.4 Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s and the Affiliates’ customer information. “Customer Information” includes names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services.
Executive understands and acknowledges that loss of these customer relationships or goodwill will cause significant and irreparable harm.
Executive, during the Term and for the two years, to run consecutively, beginning on the last day of Executive’s employment with the Company, will not directly or indirectly solicit, contact (including via e-mail, regular mail, express mail, telephone, fax, or instant message), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.
This restriction will only apply to:
(a) Customers or prospective customers Executive contacted in any way during the past 12 months;
(b) Customers about whom Executive has trade secret or confidential information;
(c) Customers who became customers during Executive’s employment with the Company; and
(d) Customers about whom Executive has information that is not available publicly.

10. Non-Disparagement. Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or the Affiliates, or any of their employees, officers, existing or prospective customers, suppliers, investors, or other associated third parties.
This Section 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive will promptly provide written notice of any such order to the Board.
11. Acknowledgement. Executive acknowledges that the services to be rendered by him to the Company and the Affiliates are of a special and unique character; that Executive will obtain knowledge and skills relevant to the Company’s and the Affiliates’ industry, methods of doing business, and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company and the Affiliates.
Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, Section 9, and Section 10; that he has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, Section 9, or Section 10 or the Company’s enforcement thereof.
12. Remedies. In the event of a breach or threatened breach by Executive of Section 8, Section 9, or Section 10, Executive consents that the Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
13. Proprietary Rights.

13.1 Work Product. Executive acknowledges that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and that relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical, and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign
(a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing,
(c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), will be the sole and exclusive property of the Company.
For purposes of this Agreement, Work Product includes Company and Affiliate information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.
13.2 Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns (and will assign) to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Notwithstanding the provisions of Section 19(4) of the Copyright Act, 1957, any assignment in so far as it relates to copyrightable material will not lapse, nor will the rights transferred therein revert to Executive, even if the Company does not exercise the rights under the assignment within a period of one year from the date of assignment. Executive hereby agrees to waive any right to and refrain from raising any objection or claims to the Copyright Board with respect to any assignment, pursuant to Section 19A of the Copyright Act, 1957. Nothing contained in this Agreement will be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
13.3 Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world and (b) maintain, protect, and enforce the same, including giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company may have in such circumstances by operation of law). The power of attorney is coupled with an interest and will not be affected by Executive’s subsequent incapacity.
13.4 No License. Executive understands that this Agreement does not, and will not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.
14. Security.
14.1 Security and Access. Executive will (a) comply with all Company and Affiliate security policies and procedures as in force from time to time, including those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company or Affiliate intranet, internet, social media, and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company and Affiliate facilities, IT resources, and communication technologies (“Facilities and Information Technology Resources”); (b) not access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with, any Facilities and Information Technology Resources or other Company or Affiliate property or materials by others.
14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive will (i) provide or return to the Company any and all Company and Affiliate property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company and Affiliate documents and materials belonging to the Company or an Affiliate and stored in any fashion, including those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company or Affiliate devices, networks, storage locations, or media in Executive’s possession or control.
15. Data Privacy. The Company may, in connection with Executive’s employment, collect personal data, including sensitive personal data relating to Executive. Such data may be received from Executive and some limited personal data may be recorded directly or indirectly by internal security systems or by other means. The Company may process such data for relevant and limited purposes. By signing this Agreement, Executive expressly consents to the following:
(a) the collection, use, processing, and storage of sensitive personal data by the Company for relevant and limited purposes;
(b) the transfer worldwide of personal data held about Executive by the Company to other employees and offices of the Company’s worldwide organization and to third parties where disclosure to such third parties is required in the normal course of business or by law; and use of Executive’s personal images and voices in marketing material, videos, etc.;
(c) reading and understanding the Company’s privacy policy (as may be implemented) in relation to the collection, processing, use, storage, and transfer of personal and sensitive data and agreeing to the terms thereof; and
(d) treating any personal data to which Executive has access in the course of Executive’s employment strictly in accordance with Company policies and procedures and not using any such data other than in connection with and except to the extent necessary for the purposes for which it was disclosed to Executive.

16. Publicity. Executive hereby irrevocably consents to any and all uses and displays by the Company and its agents, representatives, and licensees of Executive’s name, voice, likeness, image, appearance, and biographical information in, on, or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company or an Affiliate (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases the Company and the Affiliates and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s, the Affiliates’, or their agents’, representatives’, or licensees’ exercise of their rights in connection with any Permitted Uses.
17. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, will be construed in accordance with the laws of India without regard to conflicts of law principles. Any action or proceeding by either of the Parties to enforce this Agreement will be brought only in a state or federal court located in Bengaluru. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
18. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be specifically enforced in court and may be cited as evidence in legal proceedings alleging breach of this Agreement.
19. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Board or its delegate. No waiver by either of the Parties of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party will be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor will the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement is determined to be unenforceable and thus stricken, such determination will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. Any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. This Agreement as so modified by the court will be binding upon and enforceable against each of the Parties. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement will be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
21. Captions; Section References. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Unless stated otherwise in this Agreement, all references to articles, sections, paragraphs, exhibits, appendices, or the like are to articles, sections, paragraphs, exhibits, appendices, or the like in this Agreement.
22. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
23. Tolling. Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.
24. Notification to Subsequent Employer. When Executive’s employment with the Company terminates, Executive must notify any subsequent employer of the restrictive covenants sections contained in this Agreement. Executive will also deliver a copy of such notice to the Company before Executive commences employment with any subsequent employer. In addition, Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including Executive’s subsequent, anticipated, or possible future employer.
25. Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive will be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will inure to the benefit of the Company and its permitted successors and assigns.
26. Notice. Any notice that either Party may be required or permitted to give to the other must be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify Executive from time to time; and to Executive at Executive’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as Executive, by notice to the Company, may designate in writing from time to time.
27. Representations of Executive. Executive represents and warrants to the Company that:
27.1 Executive’s employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.
27.2 Executive’s employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.
28. Withholding. The Company and each Affiliate will have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company and all Affiliates to satisfy any withholding tax obligation they may have under any applicable law or regulation.
29. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties will survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.
30. Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES THAT HE HAS FULLY READ AND UNDERSTANDS, AND VOLUNTARILY ENTERS INTO, THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BHOOPATHY SATHYMURTHY	KEWAUNEE LABWAY INDIA PVT. LTD.
Sign Name:/s/ Bhoopathy Sathymurthy	Sign Name: /s/ David M. Rausch